EXHIBIT 99.1

MEDIA CONTACT:
Sandy Pfaff
Pfaff PR for Bank of Marin
415.819.7447 | sandy@pfaffpr.com

Bank of Marin Announces Retirement of Stuart Lum from Boards of Directors
Recognized for Corporate Development and Finance Expertise and Executive Leadership

NOVATO, CA - (January 28, 2016) - Bank of Marin Bancorp (NASDAQ: BMRC) has announced the retirement of Stuart Lum from the Company’s Boards of Directors after 16 years of service. Mr. Lum joined the board in 1999, and served as Chairman in 2014.

Spanning a 40-year career, Mr. Lum’s business interests have taken him around the world. As president & CEO of investment company Edgewood Pacific, Inc., he is engaged in mortgage lending, real estate and business development in Hawaii and California. Prior to that he was vice president and founder of Veracast Communications, an internet communications company, and director of a Hong Kong-based company involved in the financing and development of infrastructure projects in China and southeast Asia.

Since joining the Board, Mr. Lum has been a member of the Bank’s Asset/Liability Management Committee, serving as Chair of the Committee from 2001 to 2005. He became a member of the Audit Committee in 2003, holding the chairmanship from 2005 to 2014. He also served as a member of the Executive, Nominating and Governance Committees since 2009, and has served as Chair of the Executive Committee since 2014.

Born in Stockton, Mr. Lum has received three degrees from Stanford University, including an MBA from the Graduate School of Business, a Master of Science in health services administration from the School of Medicine and an undergraduate Bachelor of Arts with a major in economics. He has been a resident of Marin County since 1990, serving as a trustee of the Stanford Club of Marin, and is active in many other community affairs.

“Stuart served the Bank of Marin with distinction, bringing his business acumen and leadership to the organization both as a Director and Chairman of the Board,” said Brian Sobel, Chairman of the Board. “Stuart will be greatly missed in the boardroom as he epitomizes all that is good in the management of a company. We wish him well and thank him for his many contributions to the Bank.”

About Bank of Marin Bancorp
Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $2 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 20 offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.
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